                                              Filed Pursuant to Rule 424(b)(5)
                                              Registration No. 333-69742

                             Subject to Completion
           Preliminary Prospectus Supplement dated November 26, 2001

PROSPECTUS SUPPLEMENT
(To prospectus dated November 26, 2001)
                                 $250,000,000

                        Vectren Utility Holdings, Inc.
                              % Senior Notes due

                                 guaranteed by

 Indiana Gas Company, Inc.     Southern Indiana Gas     Vectren Energy Delivery
                               and Electric Company          of Ohio, Inc.

                              -------------------

   Our Senior Notes due 2011, which we refer to as the "Notes", bear interest
at the rate of    % per year. The Notes will mature on         . However, we
can redeem the Notes at any time at the redemption prices described under "Description of the Notes--Optional Redemption."

   Interest on the Notes is payable semi-annually on          and         ,
beginning on         , and at maturity.

   The Notes will be jointly and severally guaranteed by Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. Each of these companies is a wholly owned subsidiary of Vectren Utility Holdings, Inc. However, each guarantee is subject to termination upon satisfaction of certain conditions.

   The Notes will be unsecured and will rank equally with all of our other unsecured senior indebtedness and junior to our secured indebtedness, if any.

   With respect to each guarantor, the guarantee will be unsecured and will rank equally with all of that guarantor's other unsecured senior indebtedness, so long as the guarantee is in effect, and junior to its secured indebtedness.

    You should carefully consider the factors set forth under "Risk Factors" beginning on page S-7 of this prospectus supplement.

                                                 Proceeds, Before
                  Price to   Underwriting          Expenses, to
                Investors(1)   Discount   Vectren Utility Holdings, Inc.
                ------------ ------------ ------------------------------
       Per Note
       Total...

-------------------
(1)Plus accrued interest from       , 2001, if settlement occurs after that
   date.

                              -------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                              -------------------

   The Notes will be ready for delivery in book-entry form only through The
Depository Trust Company ("DTC") on or about         , 2001.

ABN AMRO Incorporated                             Banc One Capital Markets, Inc.

                              -------------------

BNY Capital Markets, Inc.
                             Goldman, Sachs & Co.
                                                      NatCity Investments, Inc.

                              -------------------

          The date of this prospectus supplement is           , 2001.

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and declared effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the securities and we are not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

                               TABLE OF CONTENTS

                           PROSPECTUS SUPPLEMENT                  Page
                           ---------------------                  ----

          FORWARD-LOOKING STATEMENTS.............................  S-3
          SUMMARY OF THE OFFERING................................  S-4
          RISK FACTORS...........................................  S-7
          USE OF PROCEEDS........................................  S-8
          CAPITALIZATION.........................................  S-8
          RATIOS OF EARNINGS TO FIXED CHARGES....................  S-9
          DESCRIPTION OF THE NOTES...............................  S-9
          RATINGS................................................ S-13
          UNDERWRITING........................................... S-14
          LEGAL OPINIONS......................................... S-14
          EXPERTS................................................ S-14

                                PROSPECTUS
                                ----------
          FORWARD-LOOKING STATEMENTS.............................    3
          VECTREN UTILITY HOLDINGS, INC. AND SUBSIDIARY COMPANIES    4
          USE OF PROCEEDS........................................    4
          RATIOS OF EARNINGS TO FIXED CHARGES....................    5
          DESCRIPTION OF THE DEBT SECURITIES.....................    5
          PLAN OF DISTRIBUTION...................................   17
          LEGAL MATTERS..........................................   18
          EXPERTS................................................   18
          WHERE YOU CAN FIND MORE INFORMATION....................   18
          INCORPORATION OF INFORMATION WE FILE WITH THE SEC......   18

                               -----------------

   This prospectus supplement contains specific information about the terms of this offering. The accompanying prospectus provides you with a general description of the securities we may offer, some of which may not apply to the Notes. This prospectus supplement may also add, update or change information contained in the prospectus. If the descriptions of a particular series of securities vary between this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement. You should read both this prospectus supplement and any prospectus together with additional information described in the prospectus under the heading "Where You Can Find More Information."

   You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate only as of the date on the cover page of this prospectus supplement or the accompanying prospectus, as applicable, and that the information contained in documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

   In this prospectus supplement and the accompanying prospectus, "we," "us" and "our" refer to Vectren Utility Holdings, Inc. and, where appropriate, our subsidiary companies. The term "Underwriters" refers to ABN AMRO Incorporated, Banc One Capital Markets, Inc., BNY Capital Markets, Inc., Goldman, Sachs & Co. and NatCity Investments, Inc.

                          FORWARD-LOOKING STATEMENTS

   Statements contained or incorporated by reference in this prospectus supplement regarding future events and developments are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management's beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations and not historical facts, actual results may differ materially from those projected in the particular statements. Important factors that could cause future results to differ include the following:

  .  Weather conditions;

  . The federal and state regulatory environment, including changes in rate-setting and cost-recovery policies, environmental regulations, tax or accounting matters and other laws and regulations to which we are subject;

  . Economic conditions, including the effects of an economic downtown, inflation rates, and monetary policy;

  . Unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs;

  . Fluctuation in supply, demand, transmission capacity and prices for energy commodities;

  . Customer growth within our service territories and changes in customers' usage patterns and energy preferences;

  . Financial market conditions, including changes in availability of capital or interest rate fluctuations;

  . Our ability to carry out our marketing and sales plans, along with the ability to realize synergies associated with our merger and investment strategies; and

  . Employee workforce factors, including changes in collective bargaining unit agreements, strikes or work stoppages.

   These and other matters are difficult to predict, and many are beyond our control, including those we discuss in this prospectus supplement, the accompanying prospectus and our filings with the Securities and Exchange Commission. Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus supplement, the accompanying prospectus or, in the case of documents incorporated by reference, the dates of those documents, as applicable.

                            SUMMARY OF THE OFFERING

   The following summary is not complete. For a more detailed description, you should read all of the information appearing elsewhere in, or incorporated by reference in, this prospectus supplement and in the accompanying prospectus.

            Vectren Utility Holdings, Inc. and Subsidiary Companies

   Vectren Utility Holdings, Inc., an Indiana corporation ("Utility Holdings"), is a wholly owned subsidiary of Vectren Corporation ("Vectren"). Utility Holdings was formed on March 31, 2000 to serve as the intermediate holding company for Vectren's operating public utilities:

  . Indiana Gas Company, Inc. ("Indiana Gas"), formerly a wholly owned subsidiary of Indiana Energy, Inc. ("Indiana Energy"),

  . Southern Indiana Gas and Electric Company ("Southern Indiana Gas"), formerly a wholly owned subsidiary of SIGCORP, Inc. ("SIGCORP"), and

  .  the Ohio operations as described below.

   Utility Holdings's regulated subsidiary companies currently serve approximately one million customers. Indiana Gas provides natural gas and transportation services to a diversified base of customers in 311 communities in 49 of Indiana's 92 counties. Southern Indiana Gas provides generation, transmission, distribution and the sale of electric power to Evansville, Indiana and 74 other communities in 8 counties in southwestern Indiana, and the distribution and sale of natural gas to Evansville, Indiana and 64 communities in 10 counties in southwestern Indiana. The Ohio operations provide natural gas distribution, transportation and sale of natural gas to Dayton, Ohio and 16 counties in west central Ohio.

   On October 31, 2000, Vectren acquired the natural gas distribution assets of The Dayton Power and Light Company ("Dayton Power") for a purchase price of approximately $465 million. The acquisition added 310,000 gas distribution customers in 16 counties in west central Ohio. Vectren acquired the natural gas distribution assets as a tenancy in common through two wholly owned subsidiary companies. Vectren Energy Delivery of Ohio, Inc. ("Vectren of Ohio") holds a 53 percent undivided ownership interest in the assets, and Indiana Gas holds a 47 percent undivided ownership interest in the assets. Vectren of Ohio operates the natural gas distribution assets, and these operations are referred to in this prospectus supplement as "the Ohio operations." Utility Holdings established a $435 million commercial paper program to fund the majority of the acquisition; this facility was fully utilized at October 31, 2000. Vectren of Ohio's portion of the acquisition was initially funded with short-term borrowings from Utility Holdings. Indiana Gas's portion of the acquisition was initially funded with a combination of short-term borrowings from Utility Holdings's and Indiana Gas's commercial paper programs. In February 2001, Utility Holdings repaid $129.4 million of commercial paper with proceeds from a public offering of Vectren's common stock. In October 2001, Utility Holdings repaid $96.7 million of commercial paper with proceeds from a public offering of its guaranteed, unsecured senior notes. The application of the proceeds of this offering will complete the replacement of these short-term borrowings with permanent financing.

   Vectren is an Indiana corporation that was organized on June 10, 1999, solely for the purpose of effecting the merger of Indiana Energy and SIGCORP. On March 31, 2000, the merger of Indiana Energy with SIGCORP and into Vectren was consummated with a tax-free exchange of shares and has been accounted for as a pooling of interests. The reorganization of Indiana Gas and Southern Indiana Gas into subsidiary companies of Utility Holdings has been accounted for as a combination of entities under common control. These transactions did not affect the preferred stock and debt securities of Indiana Gas and Southern Indiana Gas.

   Utility Holdings's principal executive offices are located at 20 N.W. Fourth Street, Evansville, Indiana 47708 and our telephone number is (812) 491-4000.

   If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" in this prospectus supplement and in the accompanying prospectus and "Incorporation of Information We File with the SEC" in the accompanying prospectus.

                              Recent Developments

  Third Quarter Results

   For the third quarter ended September 30, 2001, Utility Holdings had income before nonrecurring charges of $2.8 million compared to $12.8 million for the same quarter a year ago. Results from the current quarter reflect seasonal operating losses for the Ohio operations, which were not reflected in results for the same period last year, and increased uncollectible accounts expense resulting from increased gas prices during the 2000-2001 heating season.

   Reported net loss for the 2001 third quarter was $0.5 million compared to net income of $10.2 million for the same period a year ago. The third quarters for both periods reflect the impact of restructuring costs incurred in the continuing organizational alignment following the 2000 merger and acquisition of the Ohio operations.

   Reported net income for the nine months ended September 30, 2001 was $22.3 million compared to $26.1 million for the same period in 2000. Income before nonrecurring charges for the nine months ended September 30, 2001 was $36.1 million compared to $53.1 million a year ago.

   Significant third quarter and year to date items include:

  . A restructuring charge of $0.8 million, net of tax, and additional merger costs (accelerated depreciation) of $2.5 million, net of tax. Through the third quarter, combined merger and restructuring costs totalled $13.8 million, net of tax.

  . The adoption of FAS 133, requiring mark to market accounting for certain power contracts, resulted in a decrease to net income of $0.6 million, net of tax, for the quarter, and an increase to net income of $1.9 million, net of tax, through the third quarter.

  . The Ohio operations, which consist of 310,000 gas customers acquired October 31, 2000, resulted in a third quarter loss, primarily due to the seasonal nature of gas operations.

  . Extraordinarily high gas costs during the 2000-2001 heating season impacted results due to decreased consumption and higher uncollectibles and other expenses.

  Southern Indiana Gas Preferred Stock Redemptions

   On October 16, 2001, Southern Indiana Gas redeemed all of the outstanding shares of its 4.8% Preferred Stock and 4.75% Preferred Stock for a total redemption price of $9.8 million. The redemption price for the 4.8% Preferred Stock was $110.00 per share, plus $l.3464 in accrued and unpaid dividends to the redemption date. There were 85,519 shares of 4.8% Preferred Stock outstanding prior to the redemption. The redemption price for the 4.75% Preferred Stock was $101.00 per share, plus $.9694 in accrued and unpaid dividends to the redemption date. There were 3,000 shares of 4.75% Preferred Stock outstanding prior to the redemption.

   In addition, Southern Indiana Gas redeemed all of the outstanding shares of its 6.5% Preferred Stock on September 10, 2001 for a total redemption price of $7.9 million. Southern Indiana Gas redeemed the 6.5% Preferred Stock at the redemption price of $104.23 per share, plus $.7339 in accrued and unpaid dividends to the redemption date. There were 75,000 shares of 6.5% Preferred Stock outstanding prior to the redemption.

                                 The Offering

Notes Offered...............  We are offering $250,000,000 aggregate principal
                              amount of Notes bearing interest at a rate of   %
                              per year.

Interest Payment Dates......  We will pay interest on the Notes semi-annually
                              in arrears on      and        of each year,
                              beginning on     .

Record Date.................  We will make interest payments to the holders of
                              Notes who hold the Notes as of the     calendar
                              day of the month immediately preceding the month in which each interest payment date falls and, if applicable, upon presentation and surrender at maturity or earlier redemption.

Date of Maturity............  The Notes will mature on           .

Optional Redemption
by Utility Holdings.........  We may redeem the Notes, in whole or in part, at any time, at a redemption price equal to the greater of:

                              .  100% of their principal amount, and

                              . the sum of the present values of the remaining scheduled payments of principal and interest on the Notes, discounted to the redemption date on a semi-annual basis at the Treasury
                                 Rate plus    basis points,

                              plus, in either case, unpaid interest accrued to the redemption date.

Ranking.....................  The Notes will be unsecured and will rank equally with all of the other unsecured senior
                              indebtedness of Utility Holdings. The Notes will rank junior to the secured indebtedness of Utility Holdings, if any. Since the Notes are currently guaranteed by our subsidiary companies, the Notes will rank equally with the unsecured senior indebtedness of our subsidiary companies and junior to their secured indebtedness. At September 30, 2001, Utility Holdings had total liabilities of $503 million, none of which was secured. Utility Holdings's subsidiary companies had total liabilities of $1.5 billion, of which $246 million was secured and $367 million represented intercompany payables owing to Utility Holdings. Utility Holdings and its subsidiaries had total consolidated liabilities of $1.6 billion.

Guarantees..................  Our operating public utility subsidiary companies, Indiana Gas, Southern Indiana Gas and Vectren of Ohio, will jointly and severally guarantee the payment of all of our obligations under the Notes. With respect to each guarantor, the guarantee will be unsecured and will rank equally with all of that guarantor's other unsecured senior indebtedness, so long as that guarantee is in effect, and will rank junior to its secured indebtedness. Under certain circumstances, the guarantees may be terminated.

Ratings.....................  The Notes will be rated "A2" by Moody's Investors
                              Service, Inc. and "A-" by Standard & Poor's
                              Ratings Services, a division of The McGraw-Hill Companies, Inc.

Use of Proceeds.............  We estimate that we will receive net proceeds from the sale of the Notes of approximately $
                                 . We intend to use the proceeds from the
                              offering of the Notes to repay a portion of the
                              commercial paper we issued to fund the
                              acquisition of the Ohio operations.

                                 RISK FACTORS

   You should carefully consider the risk factors described below, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment in the Notes. Additionally risks and uncertainties not presently known or that we currently believe to be immaterial may also adversely affect us.

The Notes will rank junior to the claims of secured creditors of Utility Holdings and its subsidiary companies. Because of our holding company structure, except during the time that the Notes are guaranteed by our subsidiary companies, the Notes will effectively rank junior to the claims of unsecured creditors of our subsidiary companies.

   The Notes will rank junior to all of the secured indebtedness of Utility Holdings and its subsidiary companies to the extent of the underlying collateral. In addition, because we are a holding company and conduct our operations through our subsidiary companies, our ability to meet our obligations under our indebtedness, including payment of principal of and any interest on the Notes, depends on the earnings and cash flows of our subsidiary companies and the ability of our subsidiary companies to pay dividends or advance or repay funds to us. Any right of ours or the holders of the Notes to participate in the assets of any of our subsidiary companies upon any liquidation, dissolution or reorganization of any such subsidiary company will be subject to the prior claims of that subsidiary company's secured creditors and, except to the extent that a guarantee in respect of the Notes from that subsidiary company is in effect, its unsecured creditors, including its trade creditors and other creditors who have obtained guarantees from that subsidiary company, unless we are recognized as a creditor of that subsidiary company on account of our own claims. Accordingly, absent the existence of guarantees from our subsidiary companies, the Notes will rank junior to the claims of unsecured creditors of our subsidiary companies. On the date of this prospectus supplement, the Notes are guaranteed by Indiana Gas, Southern Indiana Gas and Vectren of Ohio. However, these guarantees may be terminated upon the disposition of a guarantor, but only if certain conditions are satisfied. See "Description of the Notes--The Guarantees."

   At September 30, 2001, Utility Holdings had total liabilities of $503 million, none of which was secured. Utility Holdings's subsidiary companies had total liabilities of $1.5 billion, of which $246 million was secured and $367 million represented intercompany payables owing to Utility Holdings. Utility Holdings and its subsidiaries had total consolidated liabilities of $1.6 billion.

A court may be able to void any guarantees of the Notes and require holders of the Notes to return payments received from the subsidiary guarantors.

   Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the Notes by one or more of our subsidiary guarantors could be voided, or claims in respect of a guarantee could be subordinated to all other debts of any subsidiary guarantor, if, among other things, that subsidiary guarantor, at the time it issued the guarantee:

  . issued the guarantee to delay, hinder or defraud present or future creditors; or

  . received less than reasonably equivalent value or fair consideration for issuing the guarantee;

and at the time that subsidiary guarantor issued the guarantee, it:

  . was insolvent or rendered insolvent by reason of issuing the guarantee or would be rendered insolvent upon payment of the guarantee;

  . was engaged or about to engage in a business or transaction for which that subsidiary guarantor's remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

  . intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

   If a court determined that the issuance of a guarantee of the Notes by a subsidiary guarantor violated applicable federal and state law as described above, any payment by a subsidiary guarantor pursuant to its guarantee of the Notes could be voided and required to be returned to that subsidiary guarantor or a fund for the benefit of the creditors of that subsidiary guarantor, or the guarantee could be subordinated to other debts of that subsidiary guarantor.

   The measure of insolvency for purposes of fraudulent transfer laws varies depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

  . the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

  . the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  .  it could not pay its debts as they become due.

   We cannot be sure as to the standard that a court would use to determine whether or not a subsidiary guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the Notes would not be voided or the guarantee of the Notes would not be subordinated to that subsidiary guarantor's other debts.

   If challenged, any guarantee of the Notes issued by one of our subsidiary guarantors could also be subject to the claim that, because the guarantee was issued for our benefit, and only indirectly for the benefit of that subsidiary guarantor, the obligations of that subsidiary guarantor were incurred for less than fair consideration. A court could therefore void the obligations under the guarantee or subordinate the guarantee to that subsidiary guarantor's other debts or take other actions detrimental to holders of the Notes.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from the sale of the Notes of
approximately $     after deducting the underwriting discount and commissions
and estimated offering expenses payable by us. We intend to use the proceeds from the sale of the Notes to repay a portion of our commercial paper outstanding as of September 30, 2001, which had a weighted average interest rate of 2.58% per annum as of November 20, 2001 and had maturities ranging from 1 day to 24 days. We issued the commercial paper and other short term debt to fund the acquisition of the Ohio operations.

                                CAPITALIZATION

   The following table sets forth our capitalization at September 30, 2001, as adjusted to reflect the issuance of the Notes and use of proceeds. The following information is not complete, and you should read it together with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                              At September 30, 2001
                              ----------------------
                                             As
                                Actual   Adjusted(1)
                              ---------- -----------
                              (dollars in thousands)
Long Term Debt............... $  565,439 $  915,439
Common Shareholder's Equity..    665,521    665,521
Preferred Stock of Subsidiary        460        460
                              ---------- ----------
Total Capitalization......... $1,231,420 $1,581,420
                              ========== ==========

--------
(1)Adjusted for the sale of the Notes and for the sale of $100,000,000 aggregate principal amount of our 71/4% Senior Notes due October 15, 2031, which were issued on October 19, 2001.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth our ratios of earnings to fixed charges for the periods indicated.

                  Twelve Months
                      Ended
                  September 30,
                     2001(1)    Fiscal Year Ended December 31,
                  ------------- ------------------------------
                                2000(2)  1999  1998  1997 1996
                                -------  ----  ----  ---- ----
                       2.1x.     2.8x    4.0x  3.8x  3.3x 4.1x

--------
(1)Includes eleven months of the Ohio operations.
(2)Includes two months of the Ohio operations.

   For the purpose of computing these ratios, earnings consist of net income plus income taxes, investment tax credits and fixed charges. Fixed charges consist of total interest, amortization of debt discount, premium and expense, the estimated portion of interest implicit in rentals and preferred stock dividend of consolidated subsidiary. In June 2001 we began implementing a restructuring plan to eliminate administrative and supervisory positions in our utility operations and corporate office. The ratio of earnings to fixed charges for the twelve months ended September 30, 2001, excluding merger-related costs of $17.7 million and restructuring-related charges of $12.0 million, would have been 2.4x. The ratio of earnings to fixed charges for fiscal 2000 excluding merger-related costs of $44.1 million would have been 3.5x. We restructured the operations of Indiana Gas in 1997 to reduce costs and remain competitive. The ratio of earnings to fixed charges for fiscal 1997 excluding the charge of $39.5 million relating to the restructuring would have been 4.0x.

                           DESCRIPTION OF THE NOTES

   Set forth below is a description of the specific terms of the Notes. This description is not complete, and you should read it together with the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the caption "Description of the Debt Securities." In addition, you should read all of the provisions of the indenture (as amended or supplemented from time to time, the "Indenture"), dated October 19, 2001, by and among us, Indiana Gas, Southern Indiana Gas and Vectren of Ohio, as guarantors, and U.S. Bank Trust National Association, as trustee (the "Note Trustee").

General

   The Notes will be issued as a separate series of debt securities under the Indenture. The Notes will be limited in aggregate principal amount to $250,000,000, subject to the reopening provisions of the Indenture. The Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000. The entire principal amount of the Notes will mature and become due and
payable, together with any unpaid interest accrued thereon, on         , unless
redeemed prior to that date in accordance with "--Optional Redemption" below. The Notes are not subject to, or entitled to the benefit of, any sinking fund provision.

Ranking

   The Notes will be unsecured and will rank equally with all of the other unsecured senior indebtedness of Utility Holdings. The Notes will rank junior to the secured indebtedness of Utility Holdings, if any. Since the Notes are guaranteed by our subsidiary companies, the Notes will rank equally with the unsecured senior indebtedness of our subsidiary companies and junior to their secured indebtedness. At September 30, 2001, Utility Holdings had total unconsolidated liabilities of $503 million, none of which was secured; our subsidiary companies had total liabilities of $1.5 billion, of which $246 million was secured and $367 million represented intercompany payables owing to Utility Holdings. Utility Holdings and its subsidiaries had total consolidated liabilities of $1.6 billion. See "Risk Factors--The Notes will rank junior to the claims of secured creditors of Utility Holdings and its subsidiary companies. Because of our holding company structure, except during the time that the Notes are guaranteed by our subsidiary companies, the Notes will effectively rank junior to the claims of unsecured creditors of our subsidiary companies." See also "--The Guarantees" below for a discussion of the circumstances in which the guarantees of our subsidiary guarantors may be terminated.

Interest

   Each Note will bear interest at   % per year from the date of original
issuance, payable semi-annually in arrears on          and          of each
year, beginning          (each, an "Interest Payment Date") to the person in
whose name the Note is registered at the close of business as of the calendar day of the month immediately preceding the month in which the applicable Interest Payment Date falls and, if applicable, at maturity or earlier redemption, as the case may be. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months.

   In the event that any interest payment date, the stated maturity date or any redemption date is not a Business Day (as defined below), then payment of principal of the Notes or any interest on the Notes, or both, as applicable, will be made on the next Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the original date. "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Optional Redemption

   The Notes will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed discounted to the redemption date semi-annually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined
below), plus   basis points, plus, in either case, unpaid interest accrued on the Notes to the date of redemption.

   "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

   "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Note Trustee after consultation with Utility Holdings.

   "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations, or (b) if the Note Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

   "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Note Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Note

Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

   "Reference Treasury Dealer" means each of ABN AMRO Incorporated, Banc One Capital Markets, Inc., BNY Capital Markets, Inc., Goldman Sachs & Co. and NatCity Investments, Inc. and their respective successors; provided, however, that if any of the foregoing, shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall replace that former dealer with another Primary Treasury Dealer.

   We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the Notes to be redeemed.

The Guarantees

   Indiana Gas, Southern Indiana Gas and Vectren of Ohio will, jointly and severally, fully and unconditionally guarantee the performance and punctual payment when due, whether at stated maturity, notice of redemption, by acceleration or otherwise, of all of our obligations under the Notes and the provisions of the Indenture relating to the Notes. If we default in payment of the principal of or any interest on the Notes, the guarantors, jointly and severally, will be unconditionally obligated to duly and punctually make such payments. The liability of each guarantor will be independent of, and not in consideration of or contingent upon, our liability or the liability of any other party under the Notes or the Indenture. Further, Utility Holdings may in its sole discretion elect to cause each subsequent subsidiary of Utility Holdings to fully and unconditionally guarantee all of the obligations under the Notes; provided, however, that Utility Holdings has agreed to cause any subsequent subsidiary of Utility Holdings that guarantees other obligations of Utility Holdings to guarantee the obligations under the Notes.

   With respect to each guarantor, the guarantee will be unsecured and rank equal in right of payment with all of that guarantor's other unsecured senior indebtedness, so long as that guarantee is in effect, and junior to its secured indebtedness. Except as otherwise specified in the second succeeding paragraph, the guarantees will remain in full force and effect until payment in full of all of the guaranteed obligations.

   Each guarantor's obligations will be limited to the maximum amount that (after giving effect to all other contingent and fixed liabilities of such guarantor and any collections from, or payments made by or on behalf of, any other guarantors) will result in the obligations of such guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors--A court may be able to void any guarantees of the Notes and require holders of the Notes to return payments received from the subsidiary guarantors."

   Notwithstanding the restrictions on transfer described in the accompanying prospectus under "--Merger, Consolidation or Sale of Assets," if we transfer or cause the transfer of all or substantially all of the voting capital stock or assets of any subsidiary guarantor to any person other than us or one of the other subsidiary guarantors, whether by merger, consolidation, sale or other transfer, all of the obligations and liabilities of that subsidiary guarantor under its guarantee will terminate upon transfer so long as:

      1. such subsidiary guarantor has fully repaid all of its indebtedness, if any, to us and the other subsidiary guarantors;

      2. Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and Moody's Investors Service, Inc., or their successors, have each confirmed that, as a result of the transfer, our long term credit rating will not fall below BBB- (or its equivalent), in the case of Standard & Poor's, and Baa3 (or its equivalent), in the case of Moody's; and

      3. immediately before and immediately after giving effect to the transfer, no event of default and no event which, after notice or passage of time or both, would become an event of default shall have occurred and be continuing.

Book-Entry Only Issuance--The Depository Trust Company

   DTC will act as the initial securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global notes will be issued, representing in the aggregate the total principal amount of Notes, and will be deposited with DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Direct Participants are on file with the Securities and Exchange Commission.

   Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners entered into the transactions. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued and we determine that Beneficial Owners may exchange their ownership interests for such certificates or if an event of default under the Indenture occurs.

   To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownerships. DTC will have no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts the Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC's practice is to reduce by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

   Although voting with respect to the Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   Payments in respect of the Notes will be made to Cede & Co. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us, on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not our responsibility or the responsibility of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursements of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   Except as provided herein, a Beneficial Owner of an interest in a global Note will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Note.

   DTC may discontinue providing its services as security depository with respect to the Notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates will be printed and delivered to the holders of record.

   Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository) with respect to the Notes. In that event, or if there is an event of default under the Indenture, certificates for the Notes will be printed and delivered to the holders of record.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this section or under the rules and procedures governing their respective operations.

                                    RATINGS

   Moody's has assigned the Notes a rating of A2 and Standard & Poor's has assigned the Notes a rating of A-. The ratings reflect only the views of the rating agencies and do not constitute a recommendation to buy, sell or hold the Notes. An explanation of the significance of the ratings may be obtained only from the rating agencies at the following addresses: Standard & Poor's, 25 Broadway, New York, New York 10004 and Moody's, 99 Church Street, New York, New York 10007. There is no assurance that the ratings will, in fact, be assigned or remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither Utility Holdings nor the Underwriters have undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Notes. Any downward revision or withdrawal of the ratings would likely have an adverse effect on any trading market for, and/or the market price of, the Notes.

                                 UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement, we have agreed to sell to the Underwriters, and the Underwriters severally have agreed to purchase from us, the entire principal amount of the Notes in the respective principal amounts of the Notes set forth opposite their names below:

                                                     Principal
                     Underwriter                      Amount
                     -----------                    ------------
              ABN AMRO Incorporated................ $
              Banc One Capital Markets, Inc........
              BNY Capital Markets, Inc.............
              Goldman, Sachs & Co..................
              NatCity Investments, Inc.............
                                                    ------------
                 Total............................. $250,000,000
                                                    ============

   The Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement
and to dealers at that price less a concession not in excess of   % of the
principal amount of the Notes. The Underwriters may allow, and such dealers may
reallow, a discount not in excess of   % of the principal amount of the Notes
to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

   The Notes are a new issue of securities with no established trading market. The Underwriters have advised us that they intend to make a market in the Notes. The Underwriters will have no obligation to make a market in the Notes, however, and may discontinue market making activities, if commenced, at any time without notice.

   We and our subsidiary guarantors have jointly and severally agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

   We have agreed, during the period of 15 days from the date on which the Notes are purchased by the Underwriters, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any additional Notes, any security convertible into or exchangeable into or exercisable for Notes or any debt securities substantially similar to the Notes or any security convertible into, exchangeable into or exercisable for any such debt securities, without the prior written consent of the Underwriters.

   Some of the Underwriters and their affiliates have performed services for us and our affiliates in the past. They have received customary compensation for these services.

                                LEGAL OPINIONS

   The validity of the Notes will be passed upon for us by Barnes & Thornburg, Indianapolis, Indiana. Certain matters will be passed upon for the Underwriters by Sidley Austin Brown & Wood LLP, New York, New York.

                                    EXPERTS

   The audited consolidated financial statements of Utility Holdings, Indiana Gas and Southern Indiana Gas, as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000 incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The audited financial statements of Dayton Power's natural gas retail distribution business as of December 31, 1999 and for the year then ended incorporated in this prospectus supplement of Utility Holdings have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS


                                 $250,000,000

                        Vectren Utility Holdings, Inc.
                                Debt Securities

Southern Indiana Gas and                              Indiana Gas Company, Inc.
     Electric Company                              Guarantee of Debt Securities
Guarantee of Debt Securities

                            Vectren Energy Delivery
                                 of Ohio, Inc.
                         Guarantee of Debt Securities

  . By this prospectus, we may offer from time to time up to $250,000,000 of debt securities of Vectren Utility Holdings, Inc.

  . These securities will be jointly and severally guaranteed by Indiana Gas Company, Inc., Southern Indiana Gas and Electric Company and Vectren Energy Delivery of Ohio, Inc. Each of these companies is a wholly owned subsidiary company of Vectren Utility Holdings, Inc.

  . When we offer debt securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the initial offering price of the securities, if any.

  . You should read this prospectus and the prospectus supplement relating to the specific offering of securities carefully before you invest.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               -----------------

               The date of this prospectus is November 26, 2001

                               TABLE OF CONTENTS

Forward-Looking Statements.............................  3
Vectren Utility Holdings, Inc. and Subsidiary Companies  4
Use of Proceeds........................................  4
Ratios of Earnings to Fixed Charges....................  5
Description of the Debt Securities.....................  5
Plan of Distribution................................... 17
Legal Matters.......................................... 18
Experts................................................ 18
Where You Can Find More Information.................... 18
Incorporation of Information We File with the SEC...... 18

                               -----------------

   This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any of the securities described in this prospectus from time to time in one or more offerings up to a total amount of $350,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the descriptions of a particular series of securities vary between this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the related prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

   You should rely only on the information contained or incorporated by reference in this prospectus or the related prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the cover page of this prospectus, and that the information contained in documents incorporated by reference in this prospectus is accurate only as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

                               -----------------

   Unless otherwise indicated, the terms "we," "us" and "our" refer to Vectren Utility Holdings, Inc. and, where appropriate, our subsidiary companies.

                          FORWARD-LOOKING STATEMENTS

   Statements contained or incorporated by reference in this prospectus regarding future events and developments are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management's beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations and not historical facts, actual results may differ materially from those projected in the particular statements. Important factors that could cause future results to differ include any listed under "Risk Factors" in the related prospectus supplement and the following:

  .  Weather conditions;

  . The federal and state regulatory environment, including changes in rate-setting and cost-recovery policies, environmental regulations, tax or accounting matters and other laws and regulations to which we are subject;

  . Economic conditions, including the effects of an economic downturn, inflation rates and monetary policy;

  . Unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs;

  . Fluctuation in supply, demand, transmission capacity and prices for energy commodities;

  . Customer growth within our service territories and changes in customers' usage patterns and energy preferences;

  . Financial market conditions, including changes in availability of capital or interest rate fluctuations;

  . Our ability to carry out our marketing and sales plans, along with the ability to realize synergies associated with our merger and investment strategies; and

  . Employee workforce factors, including changes in collective bargaining unit agreements, strikes or work stoppages.

   These and other matters are difficult to predict, and many are beyond our control, including those we discuss in this prospectus and our filings with the Securities and Exchange Commission. Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the dates of those documents.

            VECTREN UTILITY HOLDINGS, INC. AND SUBSIDIARY COMPANIES

   Vectren Utility Holdings, Inc. ("Utility Holdings"), an Indiana corporation, is a wholly owned subsidiary of Vectren Corporation ("Vectren"). Utility Holdings was formed on March 31, 2000 to serve as the intermediate holding company for Vectren's operating public utilities:

  . Indiana Gas Company, Inc. ("Indiana Gas"), formerly a wholly owned subsidiary of Indiana Energy, Inc. ("Indiana Energy"),

  . Southern Indiana Gas and Electric Company ("Southern Indiana Gas"), formerly a wholly owned subsidiary of SIGCORP, Inc. ("SIGCORP"), and

  .  the Ohio operations as described below.

   Utility Holdings's regulated subsidiary companies serve approximately one million customers. Indiana Gas provides natural gas and transportation services to a diversified base of customers in 311 communities in 49 of Indiana's 92 counties. Southern Indiana Gas provides generation, transmission, distribution and the sale of electric power to Evansville, Indiana, and 74 other communities, and the distribution and sale of natural gas to Evansville, Indiana, and 64 communities in ten counties in southwestern Indiana. The Ohio operations provide natural gas distribution, transportation and sale of natural gas to Dayton, Ohio and 16 counties in west central Ohio.

   On October 31, 2000, Vectren acquired the natural gas distribution assets of The Dayton Power and Light Company ("Dayton Power") for a purchase price of approximately $465 million. The acquisition added 310,000 gas distribution customers in 16 counties in west central Ohio. Vectren acquired the natural gas distribution assets as a tenancy in common through two wholly owned subsidiary companies. Vectren Energy Delivery of Ohio, Inc. ("Vectren of Ohio") holds a 53 percent undivided ownership interest in the assets, and Indiana Gas holds a 47 percent undivided ownership interest in the assets. Vectren of Ohio operates the natural gas distribution assets; the operations are referred to in this prospectus as "the Ohio operations." Utility Holdings established a $435 million commercial paper program to fund the majority of the acquisition; this facility was fully utilized at October 31, 2000. Vectren of Ohio's portion of the acquisition was funded with short-term borrowings from Utility Holdings. Indiana Gas's portion of the acquisition was funded with a combination of short-term borrowings from Utility Holdings's and Indiana Gas's commercial paper programs. In February 2001, Vectren repaid $129.4 million of commercial paper with proceeds from a public offering of its common stock. In October 2001, Utility Holdings repaid $96.7 million of commercial paper with a pubic offering of its guaranteed, unsecured senior notes. The application of the proceeds of this offering will complete the replacement of these short-term borrowings with permanent financing.

   Vectren is an Indiana corporation that was organized on June 10, 1999, solely for the purpose of effecting the merger of Indiana Energy and SIGCORP. On March 31, 2000, the merger of Indiana Energy with SIGCORP and into Vectren was consummated with a tax-free exchange of shares and has been accounted for as a pooling of interests. The reorganization of Indiana Gas and Southern Indiana Gas into subsidiary companies of Utility Holdings has been accounted for as a combination of entities under common control. These transactions did not affect the preferred stock and debt securities of Indiana Gas and Southern Indiana Gas.

   Utility Holdings's principal executive offices are located at 20 N.W. Fourth Street, Evansville, Indiana 47708 and our telephone number is (812) 491-4000.

   If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes, including reducing short-term debt and financing the continuing construction program of the operating public utility subsidiary companies.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information has been restated to reflect the reorganization of Indiana Gas and Southern Indiana Gas into subsidiary companies of Utility Holdings.

                  Twelve Month
                      Ended
                  September 30,
                     2001(1)    Fiscal Year Ended December 31,
                  ------------- ------------------------------
                                2000(2)  1999  1998  1997 1996
                                -------  ----  ----  ---- ----
                      2.1x.     2.8x    4.0x  3.8x  3.3x 4.1x

--------
    (1)Includes eleven months of the Ohio operations.
    (2)Includes two months of the Ohio operations.

   For the purpose of computing these ratios, earnings consist of net income plus income taxes, investment tax credits and fixed charges. Fixed charges consist of total interest, amortization of debt discount, premium and expense, the estimated portion of interest implicit in rentals and preferred stock dividend of consolidated subsidiary. In June 2001 we began implementing a restructuring plan to eliminate administrative and supervisory positions in our utility operations and corporate office. The ratio of earnings to fixed charges for the twelve months ended September 30, 2001 excluding merger related costs of $17.7 million and restructuring-related charges of $12.0 million would have been 2.4x. The ratio of earnings to fixed charges for fiscal 2000 excluding merger-related costs of $44.1 million would have been 3.5x. We restructured the operations of Indiana Gas in 1997 to reduce costs and remain competitive. The ratio of earnings to fixed charges for fiscal 1997 excluding the restructuring charge of $39.5 million relating to the restructuring would have been 4.0x.

                      DESCRIPTION OF THE DEBT SECURITIES

General

   We may issue debt securities from time to time in one or more series. We will issue the debt securities pursuant to an indenture between us and U.S. Bank Trust National Association, as trustee. Indiana Gas, Southern Indiana Gas and Vectren of Ohio (collectively, the "guarantors") will jointly and severally guarantee the debt securities pursuant to a guarantee in favor of holders of the debt securities. We have filed the forms of the indenture and the guarantee as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The indenture, as amended or supplemented from time to time in accordance with its terms, is referred to in this prospectus as the "indenture," and the guarantee, as amended or supplemented from time to time in accordance with its terms, is referred to in this prospectus as the "guarantee." The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The aggregate principal amount of debt securities which we may issue under the indenture will be unlimited and the indenture will set forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, a board resolution authorizing the series and/or a supplemental indenture, if any, relating to such series.

   We describe the debt securities, the indenture and the guarantee below. We do not claim the summaries are complete. For a more detailed description, you should read all of the provisions of the indenture and the guarantee. You should also read the applicable prospectus supplement, including any applicable U.S. federal income tax considerations and any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement.

Terms

   The debt securities will be unsecured obligations.

   The debt securities will rank equal in right of payment with all of our other unsecured senior indebtedness and junior to our secured indebtedness, if any.

   The specific terms of each series of debt securities will be set forth in the related prospectus supplement, including the following, as applicable:

      (1)the title of the series of debt securities;

      (2)any limit upon the aggregate principal amount of the securities of the series that may be authenticated and delivered under the indenture;

      (3)the date or dates on which the principal of the debt securities is payable, and, if applicable, the terms on which the maturity may be extended and the rights, if any, of the holders to require early repayment of the securities;

      (4)the rate or rates at which the debt securities will bear interest, if any (whether floating or fixed), the provisions, if any, for determining the interest rate or rates, the date or dates (or the method for determining such dates) from which interest will accrue, the interest payment dates and the regular record dates and the basis upon which interest, if any, will be calculated if other than that of a 360-day year of twelve 30-day months;

      (5)the place or places where the principal of and premium, if any, and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices to us or demands upon us in respect of the debt securities and the indenture may be served;

      (6)the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, pursuant to a sinking fund or otherwise;

      (7)our obligation, if any, to redeem, purchase or repay the debt securities, in whole or in part, pursuant to a sinking fund or otherwise or at the option of a holder of the debt securities, and the price or prices at which, the period or periods within which and the terms and conditions upon which we will redeem, purchase or repay the debt securities;

      (8)any deletions from, modifications of or additions to the events of default provided for in the indenture with respect to the debt securities, and any deletions from, modifications of or additions to the covenants or obligations of the issuer provided for in the indenture;

      (9)if less than 100% of the principal amount of the debt securities is payable on acceleration at any time, a schedule of or the manner of computing the amounts that are so payable from time to time;

     (10)the form of the debt securities, including whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in such case, the depository with respect to such global security or securities and the circumstances under which any global security may be registered for transfer or exchange or authenticated and delivered in the name of a person other than the depository or its nominee;

     (11)if other than United States dollars, the currency or currencies in which payment of the principal of or premium, if any, or interest, if any, on the debt securities will be payable;

     (12)if the principal of or premium, if any, or interest, if any, on the debt securities is to be payable, at our election or the election of a holder, in a currency or currencies other than that in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

     (13)if the amount of payments of principal of or premium, if any, or interest, if any, on the debt securities may be determined with reference to an index based on a currency or currencies other than that in which the debt securities are stated to be payable, the manner in which the amounts will be determined;

     (14)whether and under what circumstances we will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making such payment;

     (15)any provision relating to the issuing of the debt securities as original issue discount securities (including, without limitation, the issue price of the debt securities, the rate or rates at which the original issue discount, if any, will accrue and the date or dates from or to which, or period or periods during which, the original issue discount will accrue;

     (16)if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which we will issue the debt securities;

     (17)whether defeasance or covenant defeasance will apply to the debt securities; and

     (18)any other terms of the debt securities; provided, that such other terms do not conflict with any express terms of any other debt securities which shall be issued and outstanding.

   Any series of debt securities may be reopened and additional debt securities of that series may be issued without the consent of the holders of that series.

   If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide that less than the entire principal amount of the debt securities will be payable upon declaration of acceleration of the maturity of the debt securities. In such cases, all material U.S. federal income tax considerations will be described in the applicable prospectus supplement.

   Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged transaction involving us or in the event of a change of control.

Denomination, Interest, Registration and Transfer

   We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the indenture or specified in, or pursuant to, a board resolution authorizing the series and/or a supplemental indenture, if any, relating to the series of debt securities.

   The principal of and premium, if any, and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee. The address of the trustee will be stated in the applicable prospectus supplement.

   Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

  . will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of the debt securities at the trustee's corporate trust office or at the office of any registrar designated by us for that purpose; and

  . may be surrendered for registration of transfer or exchange at the corporate trust office of the trustee or at the office of any registrar designated by us for that purpose.

   No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice to the holders of any series of debt securities.

Certain Covenants

   The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will include the covenants described below.

  Generally used definitions

   The following are terms used in the covenants described below that have specific meanings in the indenture.

   "attributable debt" will mean, with respect to any sale and leaseback transaction as of any particular time, the present value, discounted at the rate of interest implicit in the terms of the lease, of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease, including any period for which such lease has been extended or may, at our option, be extended.

   "consolidated net tangible assets" will mean our and our subsidiary companies' total assets appearing on a consolidated balance sheet, less, without duplication:

       (1)current liabilities;

       (2)reserves for estimated rate refunds pending the outcome of a rate proceeding to the extent such refunds have not been finally determined;

       (3)all intangible assets; and

       (4)deferred income tax assets.

   "funded debt" will mean:

       (1)all indebtedness maturing one year or more from the date of the creation of the indebtedness;

       (2)all indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating to the indebtedness, to a date one year or more from the date of the creation of the indebtedness; and

       (3)all indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit with a term of one year or more.

   "indebtedness" will mean:

       (1)any liability of any person:

          (a) for borrowed money;

          (b) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets (other than inventory or similar property acquired in the ordinary course of business), including securities;

          (c) for the payment of money relating to a capitalized lease obligation; or

          (d) in respect of acceptances or letters of credit or similar instruments issued or created for the account of such person;

       (2)any preferred stock of any person that is redeemable other than at the option of such person;

       (3)any guarantee by any person of any liability or preferred stock of others described in the preceding clauses (1) or (2); and

       (4)any amendment, renewal, extension or refunding of any liability or preferred stock of the types referred to in clauses (1), (2) or (3) above.

   "lien" will mean any mortgage, lien, pledge, charge or other security interest or encumbrance of any kind.

   "principal domestic property" will mean any property, plant, equipment or facility of ours that is located in the United States or any territory or political subdivision thereof, except any property that our board of directors or management determines is not material to our business or operations and the business or operations of our subsidiary companies, taken as a whole.

   "sale and leaseback transaction" will mean a sale or transfer of any of our principal domestic properties, where we take back a lease of such principal domestic property.

   "significant subsidiary" will mean any of our subsidiary companies, including any subsidiary company of any of our subsidiary companies, which meets any of the following conditions:

       (1)our and our other subsidiary companies' investments in and advances to the subsidiary company exceed 10 percent of our and our subsidiary companies' total assets consolidated as of the end of any two of the three most recently completed fiscal years;

       (2)our and our other subsidiary companies' proportionate share of the subsidiary companies' total assets exceeds 10 percent of our and our subsidiary companies' total assets consolidated as of the end of any two of the three most recently completed fiscal years; or

       (3)our and our other subsidiary companies' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the subsidiary company exceeds 10 percent of our and our subsidiary companies' consolidated income as of the end of any two of the three most recently completed fiscal years.

   "stated maturity" when used with respect to any security or any installment of interest on the security will mean the date specified in the security as the fixed date on which the principal of the security or such installment of interest is due and payable.

   "subsidiary company" will mean:

       (1)a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by us and/or other subsidiary companies of ours; or

       (2)any person other than a corporation in which we and/or other subsidiary companies of ours, directly or indirectly, at the date of determination have at least a majority ownership interest;

provided, however, that no corporation will be deemed a subsidiary company until we or other subsidiary companies of ours acquire more than 50% of the outstanding voting stock of the corporation and have elected a majority of its board of directors.

  Restrictions on liens

   We will not incur, create, assume or otherwise become liable with respect to any indebtedness secured by a lien, or guarantee any indebtedness with a guarantee that is secured by a lien, on any principal domestic property or any shares of stock or indebtedness of any significant subsidiary, without effectively providing that the debt securities of each series (together with, if we so determine, any other indebtedness then existing or thereafter created ranking equally with the debt securities of each series) will be secured equally and ratably with (or, at our option, prior to) such secured indebtedness, so long as the secured indebtedness will be so secured; provided, however, that this covenant will not apply to indebtedness secured by:

       (1)liens existing on the date of the indenture;

       (2)liens in favor of governmental bodies to secure progress, advance or other payments;

       (3)liens existing on property, shares of stock or indebtedness at the time of acquisition thereof (including acquisition through lease, merger or consolidation) or liens to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof or to secure any indebtedness incurred prior to, at the time of, or within 360 days after the later of the acquisition, completion of such construction, installation, renovation, improvement or development or the commencement of full operation of such property or within 360 days after the acquisition of such shares or indebtedness for the purpose of financing all or any part of the purchase price thereof;

       (4)liens securing indebtedness in an aggregate amount which, at the time of incurrence and together with all outstanding attributable debt in respect of sale and leaseback transactions permitted by clause (2) in the "Restrictions on sales and leasebacks" covenant described below, does not exceed 10 percent of our and our subsidiary companies' consolidated net tangible assets;

       (5)liens securing indebtedness other than funded debt; and

       (6)any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in the above clauses (1) through (5) inclusive; provided that the extension, renewal or replacement of the lien is limited to all or any part of the same property, shares of stock or indebtedness that secured the lien extended, renewed or replaced (plus improvements on the property), and that the secured indebtedness at the time is not increased.

  Restrictions on sales and leasebacks

   We will not enter into any sale and leaseback transaction, unless:

       (1)the principal domestic property is sold within 360 days from the date of acquisition of the property or the date of the completion of construction or commencement of full operations of the property, whichever is later; or

       (2)within 120 days after a sale described in clause (1) above, we will apply or cause to be applied to the retirement of our funded debt or the funded debt of any of our subsidiary companies (other than our funded debt which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the debt securities of each series) an amount not less than the greater of (A) the net proceeds of the sale of the principal domestic property or (B) the fair value (as determined in any manner approved by our board of directors) of the principal domestic property.

   The provisions of this covenant will not prevent a sale and leaseback transaction if:

       (1)the lease we entered into in connection with the transaction is for a period, including renewals, of not more than 36 months; or

       (2)we would, at the time of entering into the sale and leaseback transaction, be entitled, without equally and ratably securing the debt securities, to create or assume a lien on the principal domestic property securing indebtedness in an amount at least equal to the attributable debt in respect of the sale and leaseback transaction pursuant to clause (4) above in the "Restrictions on liens" covenant.

Merger, Consolidation or Sale of Assets

   We and the guarantors each agree that neither we nor it will consolidate with or merge with or into any other person or transfer all or substantially all of our or its respective properties and assets as an entirety to any person, unless:

       (1)either we or the guarantor, as the case may be, will be the continuing person, or the person (if other than us or the guarantor) formed by the consolidation or into which we or the guarantor are merged or to which all or substantially all of our properties and assets or the properties and assets of the guarantor as an entirety are transferred is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and such corporation expressly assumes all of our obligations or the obligations of the guarantor, as the case may be, under each series of debt securities or the related guarantees, as applicable, and the indenture; and

       (2)immediately before and immediately after giving effect to such transaction, no event of default and no event which, after notice or passage of time or both, would become an event of default shall have occurred and be continuing.

   Notwithstanding the foregoing, any guarantor may consolidate with, merge with or into or transfer all or part of its properties and assets to us or any of our other guarantors.

   See "--Guarantees" below for a discussion of the termination of the guarantees.

Defeasance

   If it is specified in the applicable prospectus supplement that either or both of defeasance or covenant defeasance is applicable to the debt securities, then we may elect to have these options apply to the debt securities upon satisfaction of certain conditions.

   If we are entitled to elect, and we elect, the defeasance option, upon satisfaction of the conditions described below, we will be deemed to have paid and discharged the entire indebtedness represented by the debt securities and, with certain exceptions, to have satisfied our obligations under the debt securities and the indenture. If we are entitled to, and elect, the covenant defeasance option, we may omit to comply with, and will have no liability or obligations with respect to, the covenants relating to merger, consolidation or sale of assets and restrictions on liens and sales and leasebacks.

   The following are the conditions to the applicability of defeasance or covenant defeasance as the case may be:

   (a) We must irrevocably deposit with the trustee funds for the purpose of making the following payments, (1) in the case of debt securities denominated in U.S. dollars, (A) an amount of cash, or (B) direct non-callable obligations of, or guaranteed by, the United States of America, which through the scheduled payment of principal and interest will provide, within two weeks of the due date of any payment, money in an amount, or (C) a combination of the above, sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay and discharge, the principal of, premium, if any, and each installment of interest on such debt securities on their respective stated maturities in accordance with the terms of the indenture and of such debt securities, or (2) in the case of debt securities denominated in currency other than U.S. dollars, an amount of required currency sufficient to pay and discharge the principal of, premium, if any, and each installment of interest on such securities on their respective stated maturities in accordance with the terms of this indenture and of such securities.

   (b) No event of default or event with which notice or lapse of time or both would become an event of default with respect to such securities shall have occurred and be continuing on the date of the deposit and, with respect to defeasance only, at any time during the period ending on the 123rd day after the date of the deposit.

   (c) Defeasance or covenant defeasance shall not cause the trustee for the debt securities to have a conflicting interest for purposes of the TIA with respect to any debt securities.

   (d) Defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument.

   (e) Such defeasance or covenant defeasance shall not cause any debt securities then listed on any registered national securities exchange under the Securities Exchange Act of 1934, as amended, to be delisted.

   (f) In the case of a defeasance election, the trustee shall have received an opinion of counsel stating that (x) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (y) since the date of the indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

   (g) In the case of a covenant defeasance election, the trustee shall have received an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of a covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

   (h) The trustee shall have received an officers= certificate or an opinion of counsel, stating that all conditions precedent provided for in the indenture have been complied with.

Discharge

   Generally, we may be discharged from our obligations under the indenture when

       (1)all outstanding debt securities have been delivered to the trustee for cancellation; or

       (2)debt securities which have not been delivered to the Trustee have become due and payable, will become due and payable at their stated maturity within one year or if redeemable at our option, will be called for redemption within one year and the Company has deposited sufficient funds with the trustee to discharge the entire indebtedness with respect to such securities.

Modification and Waiver

   We, the guarantors and the trustee may amend or supplement the indenture with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

    (1)reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

    (2)reduce the rate (or change the manner of calculation of the rate) or change the stated maturity for payment of interest on any debt security;

    (3)reduce the principal of or any premium payable upon the redemption of or change the stated maturity for payment of the principal of any debt security;

    (4)waive a default in the payment of the principal of or premium, if any, or interest on any debt security;

    (5)make any changes in the amount of debt securities whose holders may waive a default or event of default, the right of each holder to receive payments of principal of and premium, if any, and interest on the debt securities on and after the due dates, or the amendments, supplements or waivers which may only be effected with consent of each affected security holder;

    (6)make any debt security payable in a currency other than that stated in the debt security;

    (7)impair the holders' right to institute suit to enforce payment in respect of the debt securities on or after the due date for such payment; or

    (8)release any guarantor from its obligations under any guarantee.

   Holders of a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding paragraph); provided, however, that:

       (1)without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or premium, if any, or interest on any debt security; and

       (2)only the holders of a majority in principal amount of the outstanding debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

Events of Default and Notice of Events of Default

   The following events are "events of default" with respect to any series of debt securities issued under the indenture:

       (1)failure to pay interest on any debt securities of such series within 30 days of when due or principal of any debt securities of such series when due (including any sinking fund installment);

       (2)failure to perform any other agreement contained in the debt securities of such series or the indenture (other than an agreement relating solely to another series of debt securities) for 60 days after notice; and

       (3)certain events of bankruptcy, insolvency or reorganization with respect to us or the guarantors.

   Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

   The trustee under the indenture will, within 75 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of the debt securities notice of the default; provided, however, that, except in the case of a default in the payment of principal of or premium, if any, or interest on any of the debt securities of the series or in the payment of a sinking fund installment, the trustee for the series will be protected in withholding notice if it in good faith determines that the withholding of notice is in the interest of the holders of the debt securities. We will certify to the trustee quarterly as to whether any default exists.

   If an event of default with respect to any series of debt securities, other than an event of default resulting from bankruptcy, insolvency or reorganization, shall occur and be continuing, the trustee for the series or the holders of at least 25% in aggregate principal amount of the debt securities of the series then outstanding, by notice in writing to us (and to the trustee for the series if given by the holders of the debt securities of the series), will be entitled to declare all unpaid principal of, premium, if any, and accrued but unpaid interest on the debt securities of that series then outstanding to be due and payable immediately.

   If an event of default with respect to any series of debt securities resulting from certain events of bankruptcy, insolvency or reorganization shall occur and be continuing, all unpaid principal of, premium, if any, and accrued but unpaid interest on all debt securities of every series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for the series or the holders of any debt securities of the series.

   The holders of a majority in principal amount of the outstanding debt securities of a series may by notice to the trustee rescind an acceleration and its consequences if (i) all existing events of default, other than the non-payment of the principal of the debt securities that has become due solely by the declaration of acceleration, have been cured or waived, (ii) interest on overdue installments of interest (to the extent lawful), premium, if any, and overdue principal, that has become due otherwise than by the declaration of acceleration, has been paid, (iii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (iv) all payments due to the trustee have been made.

   No holder of the debt securities of any series issued under the indenture may pursue any remedy under the indenture unless the trustee for the series shall have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the outstanding debt securities of the series as to which the event of default has occurred and the offer to the trustee for the series of indemnity satisfactory to it; provided, however, that this provision does not affect the right to sue for enforcement of any overdue payment on the debt securities.

Guarantees

   Indiana Gas, Southern Indiana Gas and Vectren of Ohio will, jointly and severally, fully and unconditionally guarantee the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all of our obligations under the debt securities of any series and the provisions of the indenture relating to the series. If we default in payment of the principal of or interest or any premium on such debt securities, the guarantors, jointly and severally, will be unconditionally obligated to duly and punctually make such payments. The liability of the guarantors will be independent of, and not in consideration of or contingent upon, our liability or the liability of any other party obligated under the debt securities or the indenture. Further, Utility Holdings may in its sole discretion elect to cause each subsequent subsidiary of Utility Holdings to fully and unconditionally guarantee all of the obligations under the debt securities; provided, however, that Utility Holdings has agreed to cause any subsequent subsidiary of Utility Holdings that guarantees other obligations of Utility Holdings to guarantee the obligations under the debt securities.

   With respect to each guarantor, the guarantee will be unsecured and rank equal in right of payment with all of that guarantor's other unsecured senior indebtedness and junior to its secured indebtedness. Except as otherwise specified in the second succeeding paragraph, the guarantees will remain in full force and effect until payment in full of all of the guaranteed obligations.

   Each guarantor's obligations will be limited to the maximum amount that (after giving effect to all other contingent and fixed liabilities of such guarantor and any collections from, or payments made by or on behalf of, any guarantors) will result in the obligations of such guarantor under the guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.


   Notwithstanding the restrictions on transfer described above in "-- Merger, Consolidation or Sale of Assets," if we transfer or cause the transfer of all or substantially all of the voting capital stock or assets of any guarantor to any person other than one of our other guarantors, whether by merger, consolidation, sale or other transfer, all of the guarantor's obligations and liabilities under the guarantee will terminate upon transfer so long as:

    (1)the guarantor has fully repaid all of its indebtedness, if any, to us and the other subsidiary guarantors,

    (2)Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and Moody's Investors Service, Inc., or their successors, have confirmed that, as a result of the transfer, our long term credit rating will not fall below BBB- (or its equivalent), in the case of Standard & Poor's, and Baa3 (or its equivalent), in the case of Moody's, and

    (3)immediately before and immediately after giving effect to such transaction, no event of default and no event which, after notice or passage of time or both, would become an event of default shall have occurred and be continuing.

   The prospectus supplement for a particular issue of debt securities will describe any additional material terms of the guarantees.

The Trustee

   The trustee under the indenture will be U.S. Bank Trust National Association. The indenture will contain certain limitations on the right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

   The holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

   In case an event of default shall occur (and shall not be cured) under the provisions of the indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for the series, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee reasonable security or indemnity.

Governing Law

   The indenture, the debt securities and the guarantees will be governed by the laws of the State of Indiana.

Global Securities; Book-Entry System

   We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the "depository") identified in the prospectus supplement relating to such series. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee of the depository to a successor depository or any nominee of the successor.

   The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to the series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

   Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depository ("participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to the debt securities or by us if the debt securities are offered directly by us. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants.

   We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

   So long as the depository for a global security or its nominee is the registered holder of the global security, the depository or the nominee, as the case may be, will be considered the sole owner of the debt securities represented by the global security for all purposes under the indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders of the debt securities under the indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee under the indenture. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the indenture. We understand that, under existing industry practice, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and the participants would authorize beneficial owners through the participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

   Payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners of the debt securities for the purpose of receiving payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of the participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in the debt securities to be redeemed to be determined by lot. None of us, the trustee, any paying agent or the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the debt securities or for maintaining any records with respect to the debt securities.

   Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

   If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days or if an event of default under the indenture occurs and is continuing, we will issue individual debt securities in exchange for the global security representing the debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any of the debt securities represented by one or more global securities and in such event will issue individual debt securities in exchange for the global security or securities representing the debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

   All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

                             PLAN OF DISTRIBUTION

   We may sell securities:

  .  to the public through underwriters,

  .  to private investors through agents or dealers,

  .  directly to purchasers.

   In connection with the sale of the debt securities, underwriters may receive compensation from us or from purchasers of the debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the debt securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any underwriter, dealer or agent will be identified, and any such compensation received from us will be described, in a prospectus supplement or pricing supplement.

   If so indicated in the prospectus supplement, we will authorize underwriters to solicit offers by certain institutions to purchase debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than the amount stated in the prospectus supplement, and, unless we otherwise agree, the aggregate principal amount of debt securities sold pursuant to the contracts will not be more than, the amount stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the debt securities covered under that contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

   We will indemnify the agents and the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribute to payments the agents or the underwriters may be required to make.

                                 LEGAL MATTERS

   Certain legal matters in connection with the debt securities and the guarantees will be passed upon for Utility Holdings, Indiana Gas, Southern Indiana Gas and Vectren of Ohio by Barnes & Thornburg, Indianapolis, Indiana and for any underwriters, agents and dealers by Sidley Austin Brown & Wood LLP, New York, New York.

                                    EXPERTS

   The audited consolidated financial statements of Utility Holdings, Indiana Gas and Southern Indiana Gas as of December 31, 2000 and 1999 and for each of the years in the three year period ended December 31, 2000 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

   The audited financial statements of Dayton Power's natural gas retail distribution business as of December 31, 1999 and for the year then ended incorporated in this prospectus of Utility Holdings have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   Utility Holdings files annual, quarterly and special reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our filings are available on the SEC's website at http://www.sec.gov. You may also read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549. You can also obtain copies of this information by mail from the public reference room at prescribed rates. Please call the SEC at
(800) 732-0330 for additional information on the operation of the public reference room.

   Utility Holdings and Indiana Gas, Southern Indiana Gas and Vectren of Ohio, each of which is a wholly owned subsidiary of Utility Holdings, have filed jointly with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

   The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means

   . incorporated documents are considered part of this prospectus;

   . we can disclose important information to you by referring you to those documents; and

   . information that we file with the Securities and Exchange Commission will automatically update and, to the extent inconsistent, supersede this prospectus and previously incorporated information.

   We incorporate by reference the documents listed below which we filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934:

   . Amendment No. 3 to Form 10 of Utility Holdings filed on August 23, 2001;

   . Quarterly report of Utility Holdings on Form 10-Q for the quarter ended
     September 30, 2001;

   . Current reports of Utility Holdings on Form 8-K filed on October 18, 2001,
     October 19, 2001 and October 24, 2001;

   . Annual report of Indiana Gas on Form 10-K for the year ended December 31,
     2000 as amended by Amendment No. 1 thereto (filed on August 29, 2001);

   . Annual report of Southern Indiana Gas on Form 10-K for the year ended
     December 31, 2000 as amended by Amendment No. 1 thereto (filed on August 29, 2001);

   . Quarterly report of Indiana Gas on Form 10-Q for the quarter ended March
     31, 2001 as amended by Amendment No. 1 thereto (filed on August 29, 2001);

   . Quarterly reports of Indiana Gas on Form 10-Q for the quarters ended June
     30, 2001 and September 30, 2001;

   . Current reports of Indiana Gas on Form 8-K filed on January 5, 2001,
     January 16, 2001 (as amended on August 29, 2001), January 26, 2001, March 29, 2001, April 2, 2001, April 26, 2001, July 27, 2001, October 19, 2001
     and October 24, 2001;

   . Quarterly report of Southern Indiana Gas on Form 10-Q for the quarter ended March 31, 2001 as amended by Amendment No. 1 thereto (filed on August 29, 2001);

   . Quarterly reports of Southern Indiana Gas on Form 10-Q for the quarters ended June 30, 2001 and September 30, 2001; and

   . Current reports of Southern Indiana Gas on Form 8-K filed on January 26,
     2001, February 21, 2001, March 29, 2001, April 2, 2001, April 26, 2001,
     July 27, 2001, October 19, 2001 and October 24, 2001.

   We also incorporate by reference all documents that each of Utility Holdings, Indiana Gas and Southern Indiana Gas will file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until this offering is completed or after the date we initially file the registration statement and before the registration statement is effective.

   You may request a copy of any filings referred to above (excluding exhibits, unless any such exhibit is specifically incorporated above), at no cost, by contacting us at the following address: Investor Relations, Vectren Corporation, 20 N.W. Fourth Street, Evansville, Indiana 47702-0209, telephone
(812) 491-4000.

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                        Vectren Utility Holdings, Inc.

                                 $250,000,000

                              % Senior Notes due

                                 -------------

                                  PROSPECTUS
                                  SUPPLEMENT

                                 -------------

                             ABN AMRO Incorporated

                        Banc One Capital Markets, Inc.

                           BNY Capital Markets, Inc.

                             Goldman, Sachs & Co.

                           NatCity Investments, Inc.

                                 -------------

                                    , 2001

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